UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2013

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 15, 2013, we announced an amendment of our January 2012 Warrants (the Warrants”), reducing the exercise price to $0.40 per share for twenty-one business days commencing October 15, 2013 and ending at 5:00 P.M. on November 12, 2013, after which the exercise price will revert to the original $0.88 exercise price until the Warrants expire on January 14, 2014. On October 15, 2013, at the inception of the reduced exercise price period, Eastern Capital Limited, the Company’s largest single shareholder, exercised all of the 7.5 million Warrants that it owned at the exercise price of $0.40 per share. The resulting net proceeds to the Company of $3 million, together with cash on hand as of October 15, 2013, provided the Company with approximately $6.2 million in cash as of that date. Stockholders’ equity as of October 15, 2013 was approximately $8.7 million. Based upon the Company’s historical and forecasted rate of expenditures for operations, including discretionary product development expenses, cash on hand as of October 15 would be adequate to cover overall expenses of the Company through the end of the third calendar quarter of 2014. More precise financial information is contained in the Company’s Form 10-K filed on September 30, 2013 and the Annual Report and audited financial statements and footnotes contained therein and will be contained in the Company’s Form 10-Q for the quarter ended September 30, 2013 when filed.

On the basis of the foregoing, the Company believes that it has now satisfied the requirements of the extension granted by the New York Stock Exchange (the “NYSE”) on October 11, 2013, and that it is now in compliance with Sections 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the NYSE Listing Standards. The Company believes that the filing of this Current Report on Form 8-K is the final step necessary to demonstrate such compliance and we are awaiting confirmation from the NYSE that the compliance review has been closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.
Date: October 24, 2013	By:	/s/ Andrea J. Corcoran
Andrea J. Corcoran Senior VP, Finance and Strategy